Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of IPERIONX LIMITED of our report dated 17 February 2022 relating to the consolidated financial statements of IperionX Limited (formerly Hyperion Metals Limited and Tao Commodities Limited), which appears in this Registration Statement.

We also hereby consent to the use in this Registration Statement on Form 20-F of IPERIONX LIMITED of our report dated 17 February 2022, except for Note 1(x) which is dated 29 March 2022, relating to the consolidated financial statements of IperionX Limited (formerly Hyperion Metals Limited and Tao Commodities Limited), which appears in this Registration Statement.

We also consent to the references to us under the headings “Statement by Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Perth, Australia

24 May 2022